Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of E-Home Household Service Holdings Limited (the “Company”) of our report dated October 29, 2024, relating to the consolidated balance sheets of the Company as of June 30, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended June 30, 2024 and 2023 and the related notes, which appears in this Form 20-F.

Enrome LLP

Singapore

June 25, 2025

Enrome LLP	143 Cecil Street #19-03/04	admin@enrome-group.com
	GB Building, Singapore 069542	www.enrome-group.com

PCA-CL-5.1